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                                                                    EXHIBIT 10.3

                        SEPARATION AGREEMENT AND RELEASE


        This Separation Agreement and Release ("Agreement") is made by and between CRITICAL PATH, INC. (the "Company"), and Pierre Van Beneden ("Employee") (collectively referred to herein as the "Parties") and dated as of October 16, 2002.

        WHEREAS, Employee was employed by the Company and such employment has terminated;

        WHEREAS, Employee and Company hereby agree to amend and replace in its entirety that certain Employment Agreement dated as of October 8, 2001 by and between the Parties ("Employment Agreement"); and

        WHEREAS, Employee and Company hereby agree to the terms and conditions of a consulting and advisory relationship going forward;

        NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1. Termination. Employee's full-time employment as President, including all payment of regular base salary and eligibility for bonuses, will terminate as of October 16, 2002 ("Effective Date"), and the Employment Agreement shall thereafter be null and void and have no further force and effect. As of the Effective Date, Employee's services to the Company shall continue as strategic sales consultant ("Consulting Period") through January 17, 2003 ("Termination Date") but Employee will immediately cease to accrue Paid Time Off. During the Consulting Period through the Termination Date, Employee shall provide consulting services as reasonably required by the Company and Employee's successor in order to facilitate an orderly transition of all pending work. In addition, during the Consulting Period, Employee shall also provide sales support with respect to three deals, and to the extent any of these deals close prior to the end of Q4 2002, then Employee shall receive a 5% commission on revenue recognizable in Q4 2002, and a 2.5% commission on revenue recognizable in subsequent periods. Employee's right to indemnification under the Employment Agreement shall terminate as of the Effective Date.

2. Consideration. Upon the Termination Date and in accordance with the Employment Agreement, the Company agrees to pay Employee Three Hundred Thousand Thirty-Seven and Five Hundred dollars and zero cents ($337,500), which equals nine (9) month's salary at the Employee's current base salary and will be paid less all applicable withholdings, in accordance with the Company's standard payroll practices ("Separation Amount").

3. Vesting of Stock Options. (a) Pursuant to the terms of your Employment Agreement and as of the Effective Date, Company shall accelerate the vesting of options to purchase Three Hundred Thirty-Three Thousand, Three Hundred and Thirty-Three (333,333) shares from Option Grant No. 003378 such that a total of options to purchase

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1,152,777 shares, from Option Grant No.003378 and Option Grant No.003438 combined, shall be fully vested and immediately exercisable on the Effective Date (together, all vested and accelerated options are hereinafter referred to as the "Options"). Through the Consulting Period, and provided Employee is otherwise in compliance with the terms and conditions of this Agreement, Employee shall continue to vest in the remainder of the previously granted stock options in accordance with the current vesting schedule under Option Grant No. 003378 and Option Grant No.003438.

        (b) As of the Termination Date, Employee shall cease vesting in all such stock options previously granted to Employee. Also as of the Termination Date, such definition of "Options" shall be deemed to include those options vested through the Consulting Period under both Option Grant No.003378 and Option Gant No.003438. Employee's right to exercise the Options shall be governed by the terms and conditions of the applicable Company Stock Option Plans and Stock Option Agreement(s) between Employee and the Company, including periods after termination for the exercise of the Options, except as expressly modified by this Agreement. Employee confirms that he or she has read and understood the terms and conditions of the Stock Option Plan and his or her Stock Option Agreement and understands his or her responsibilities contained therein, including the procedures for exercise of stock options contained therein. Employee understands that this Agreement varies the expiration of such Options from that found in the plan and the right to exercise such Options shall expire on the date twelve (12) months of the Termination Date and no further extension of such period shall be granted. Nothing in this Agreement is intended to otherwise supersede or modify the terms and conditions of the Company's Stock Option Plans or any agreements issued in connection with those plans. Company shall not be responsible for the payment of any exercise price or taxes due in connection with the exercise of such Options.

4. Benefits. The Parties acknowledge that Employee does not currently have any employer-sponsored health and welfare benefits and therefore does not have the right to convert health insurance benefits to individual coverage pursuant to COBRA upon timely payment of premiums. Nothing in this Agreement is intended to supercede or modify the terms and conditions of the Company's health benefits plans. The parties recognize that Company granted certain benefits to Employee during the term of his employment, including the lease of an automobile and the lease of an apartment in San Francisco, California, and the Parties agree that all automobile benefits will terminate as of December 31, 2002 and all apartment benefits will terminate as of January 15, 2003. Furthermore the Parties agree that the Company will reimburse Employee for reasonable travel expenses for one
(1) transatlantic trip during the Consulting Period for the purposes of shutting down his apartment in San Francisco, California.

5. Payment of Salary. On the Effective Date, Company shall pay Employee for final earned but unpaid salary and commission. On or before the Termination Date, the Company will pay all earned but unpaid Paid Time Off accrued by Employee through the Effective Date. Company will reimburse Employee for all approved business related expenses accrued through the Termination Date in connection with the consulting services to be provided under this Agreement, to the extent that they are incurred in

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accordance with the current Company travel and expense policies and are properly submitted no later than ten (10) business days after the Termination Date.

6. Release of Claims.

        a. Civil Code Section 1542. In connection with all releases effected by this Agreement ("Release"), Employee expressly waives any rights or benefits under Section 1542 of the California Civil Code, or any other equivalent statute. California Civil Code Section 1542 (or similar state statutes), provides as follows:

               A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.


Employee fully understands that if any fact, with respect to any matter, covered by this Release is found hereafter to be other than or different from the facts now believed by them to be true, he expressly accept and assume that this Release shall be and remain effective, notwithstanding such difference in the facts.

        b. Release. Employee agrees that the Separation Amount represents adequate consideration for the purpose of this Release and such Separation Amount constitutes settlement in full of all outstanding obligations owed to Employee by the Company. Except for the promises or obligations made or undertaken in this Agreement and in exchange for the payments and other consideration provided hereunder, Employee, on behalf of himself, and his respective heirs, family members, executors, and assigns, hereby fully and forever releases, acquits, and discharges the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he or she may possess arising from any omissions, acts or facts that have occurred up until the Termination Date including, without limitation, any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship; any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for rights of rescission, personal tax liabilities, fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; any and all claims for wrongful discharge of employment, wages or other compensation, including but not limited to bonuses and commissions; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage;

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defamation; negligence; personal injury; discrimination, disability discrimination; violation of public policy; retaliation; harassment; any tort claims, including wrongful discharge, assault; battery; harassment; invasion of privacy; false imprisonment; and conversion; any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq., and all as may be amended from time to time; any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and any and all claims for attorneys' fees and costs. This release extends to any and all administrative or criminal charges whether before the Division of Labor Standards, Equal Employment Opportunity Commission or the Department of Fair Employment and Housing or any other court or agency to which Employee currently is or shall later become a party. Should Employee ever become a party to any such proceeding, she shall immediately ask any such administrative agency or court to withdraw any such charge as to her

        The parties acknowledge and agree that all potential or actual disputes between them have been fully and finally settled to their complete satisfaction, leaving no disputes, controversies, claims or grievances of any kind between them. The parties therefore covenant and agree that, except as may be compelled by legal process, they will not raise or in any way pursue any claims which are being released and discharged in this Agreement in any forum of any kind, including, without limitation, the federal, state or local courts, or federal, state or local agencies or offices of any kind, be they administrative, regulatory, judicial, quasi-judicial, or otherwise. The parties further agree that, except as compelled by legal process, they will not aid, assist, abet or in any way encourage any third party to in any way pursue any claims which are being released and discharged in this Agreement. Except pursuant to formal process with appropriate prior notice to Company's counsel, the parties further agree that they will not provide documents, information or testimony to any prospective or actual claimant against one another. The parties represents and warrants that they have not, to date, discussed with any third party the possibility of that third party pursuing claims against the other party; that they have not encouraged any such pursuit of claims. If either party at any time commences or in any manner seeks relief against any of the other party through any suit or other legal proceeding, then that party shall pay in addition to any other damages caused thereby, all attorneys' fees and costs incurred by the other party in defending or otherwise responding to said suit or proceeding.

        Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Employee understands and agrees that this Release extinguishes all claims by the Employee whether known or unknown and foreseen or unforeseen.

        c. Acknowledgment of Waiver of Claims under ADEA. To the extent applicable, Employee further acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and the Company agree that

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this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. To the extent the ADEA is applicable to Employee, Employee further acknowledges that he or she has been advised by this writing, as required by the ADEA, that (a) he or she has the right to and should consult with an attorney prior to executing this Agreement (although he or she may execute this Agreement voluntarily earlier); (b) he or she has at least forty-five (45) days within which to consider this Agreement;
(c) Employee has been advised that a roster of all individuals affected by the current reduction in force plan of the Company is immediately available to Employee upon request from the Human Resources department; (d) he or she has seven (7) days following the execution of this Agreement to revoke the Agreement by sending a written notice to the Company to the attention of General Counsel, Critical Path, Inc., 350 The Embarcadero, 6th Floor, San Francisco, California 94105-1204; and (e) this Agreement shall not be effective until the revocation period has expired, which shall be the eighth day after it is signed by Employee and Company.

7. Confidentiality. Employee understands and agrees that because of his former position with the Company, comments by him concerning the Company, its plans, prospects, its personnel or any other aspect of the Company's past or future performance could be understood as being based on substantial information not available to the public. Accordingly, Employee agrees not to comment on such aspects of the Company during the Consulting Period or after the Termination Date except that he may describe his accomplishments at the Company to prospective employers and others for purposes of establishing his credentials. The terms of this Agreement are highly confidential and the Parties hereto each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information, except where such disclosure is required by law and as required the by the regulations promulgated under the Securities and Exchange Act of 1934, as amended. The Parties hereto agree to take every precaution to disclose Settlement Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

8. Proprietary Information and Inventions Agreement and/or Non-Disclosure Agreement. Employee acknowledges and is reminded of, and affirms his agreement to abide by the terms and conditions of a previously executed Proprietary Information and Inventions Agreement and/or a Non-Disclosure Agreement (together the "Confidentiality Agreement") between the Parties. Employee further agrees and understands that he may not disclose to any person or entity any confidential information in violation of the Confidentiality Agreement, whether directly or indirectly, or use or misuse such information in any way. Employee shall promptly return all the Company property and confidential and proprietary information in his possession to the Company on or before

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the Termination Date. A copy of this Confidentiality Agreement shall be made available to Employee upon request.

9. Insider Trading. Employee acknowledges that through the Termination Date and for a period of three months thereafter, Employee shall continue to be considered an "Affiliate" of the Company as such meaning is defined under the U.S. Securities and Exchange Act of 1934, as amended, and such Employee's trading activities and conduct will continue to be governed by the terms of the Company Insider Trading Policy.

10. Cooperation. Employee agrees to cooperate with Company in investigating, preparing or testifying on any threatened or pending claims, actions, proceedings, whether investigative, administrative, civil or criminal, involving or affecting the Company or any of its subsidiaries or predecessor companies or affiliates. Employee's reasonable, pre-approved out-of-pocket expenses associated with any such assistance shall be reimbursed in connection with these activities as agreed herein.

11. Advisory Board. As of the Effective Date, Employee shall join the Advisory Board of the Company providing support to the Chief Executive Officer of the Company. Such Advisory Board shall meet formally meet once per year and provide other support and counsel to the Chief Executive Officer and other members of the senior management on ad hoc as needed basis. Such service on the Advisory Board shall continue after the Termination Date until such time as mutually agreed by the Parties. Employee recognizes that he will receive no compensation in connection with service on the Advisory Board.

12. Non-solicitation of Customers and Employees. Employee agrees that all customers of the Company shall remain customers or clients of the Company and not Employee. Employee agrees that for the Consulting Period and for a period of one (1) year from the Termination Date, Employee shall not, on behalf of a direct competitor in the messaging market either directly or indirectly, solicit business, as to products or services competitive with those of the Company, from any of the Company's customers or prospective customers. Employee acknowledges and understands that the Company has expended substantial time and effort and resources in assembling, training and managing its present staff of personnel, which constitutes a significant asset of the Company. Accordingly, Employee agrees that for the Consulting Period and for one (1) year from the Termination Date Employee shall not directly or indirectly induce or solicit or encourage any of the Company's employees to leave their employment with the Company, provided that such restrictions shall not apply to newspaper and similar advertisements.

13. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of all claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

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14. Arbitration. The Parties agree that any and all future disputes or claims arising out of the terms of this Agreement, their interpretation, its breach, and any of the matters herein released, shall be subject to binding arbitration in San Francisco County, California, before the American Arbitration Association under its Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. In addition to arbitration, the Company is entitled to enforce the terms of this Agreement by seeking injunctive relief in any court of competent jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Company shall bear the costs of the arbitration except that Employee may be required to pay costs to the same extent as in a civil action filed in the State of California, and unless the arbitrator orders otherwise. Parties agree that the prevailing party in any claim for injunctive relief shall pay each of their own attorney's fees and costs.

15. Non-Disparagement. Each party agrees to refrain from any defamation, libel or slander of the other, or tortious interference with the contracts and relationships of the other. Employee agrees that he or she will refrain from disparaging the Company's business and any and all of its past or present officers, director or other employees.

16. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he or she has the capacity to act on his or her own behalf and on behalf of all who might claim through him or her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens, or claims of lien, or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17. No Representations. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

18. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision. Such provision shall be modified by the court so as to be rendered enforceable insofar as possible consistent with the intent of the Parties to all remaining portions of the Agreement.

19. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's employment with and separation from the Company, and supersedes and replaces any and all prior agreements and understandings, whether oral or written, concerning Employee's relationship with the Company and his or her compensation by the Company, except for the Confidentiality Agreement (as defined herein). Parole evidence shall be inadmissible to show agreement by and between the Parties as to any term or condition contrary to or in addition to the terms and conditions hereof. Any and all such prior agreements and

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understandings with respect to the subject matter herein, including agreements for compensation, including bonuses and commissions, are also hereby terminated and of no further force and effect, and Employee hereby expressly disclaims any and all rights in connection with any previous agreements, if any, whether oral or written.

20. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Chief Executive Officer or Chief Financial Officer of the Company.

21. Governing Law. This Agreement shall be governed by the laws of the State of California. Both Parties submit to jurisdiction in California and further agree that any cause of action arising under this Agreement shall be brought before an arbitrator in a court in San Francisco County, California.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. Employee acknowledges that: (a) he or she has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his or her own choice or that he or she has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement and of the releases it contains; (d) is fully aware of the legal and binding effect of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth on the first page of this Agreement.



Dated: As of October 16, 2002       By       /s/ William McGlashan
                                      ------------------------------------------
                                    Name:   William E. McGlashan, Jr.
                                    Title:  Chief Executive Officer and
                                            Chairman of the Board of Directors


Dated: As of October 16, 2002       By      /s/ Pierre Van Beneden
                                      ------------------------------------------
                                            Pierre Van Beneden